Exhibit 99.1

Pineapple Energy Reports Sale of Substantially All of the Assets of Legacy Subsidiaries JDL Technologies, Incorporated and Ecessa Corporation

July 7, 2023, at 7:00 a.m. EST

MINNETONKA, MN, July 7, 2023 /Globe Newswire/ -- Pineapple Energy Inc. (NASDAQ: PEGY), a leading provider of sustainable solar energy and back-up power to households and small businesses, today announced the sale of substantially all the assets of legacy non-core subsidiaries JDL Technologies, Incorporated (“JDL”) and Ecessa Corporation (“Ecessa”) to TheIPGuys.net LLC doing business as OneNet Global (the “Transaction”). The Transaction closed on June 30, 2023.

Pineapple Chief Executive Officer Kyle Udseth commented: “We are excited to have found a great home for the assets of legacy subsidiaries JDL and Ecessa, and we wish the OneNet Global team success. We are energized to move forward with renewed focus to acquire, integrate, and grow leading solar, storage, and energy services companies.”

Contingent Value Rights Holders

Sale proceeds from the Transaction, net of commissions, fees, closing expenses, escrows and any reserves required under the Agreement and Plan of Merger, dated as of March 1, 2021, by and among Pineapple Energy LLC, Communications Systems, Inc. and the other parties thereto (as amended, the “Merger Agreement”) will be distributed to the contingent value rights holders in accordance with the Merger Agreement and the Contingent Value Rights Agreement entered into in connection therewith.

About Pineapple Energy

Pineapple is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands (SUNation, Hawaii Energy Connection, E-Gear, Sungevity, and Horizon Solar Power) provide homeowners and small businesses with an end-to-end product offering spanning solar, battery storage, and grid services.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth or growth opportunities, future opportunities, future flexibility to pursue acquisitions, future cash flows and future earnings. These statements are based on the Company’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties, including those set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. The Company does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.

Contacts:
Kyle Udseth Chief Executive Officer +1 (952) 996-1674 Kyle.Udseth@pineappleenergy.com Eric Ingvaldson Chief Financial Officer +1 (952) 996-1674 Eric.Ingvaldson@pineappleenergy.com